Exhibit 4.5

Gerdau S.A.

Long-Term Incentive Plan

Effective August 30, 2010

Plan Objectives

The goal of the Plan is to create added value for Gerdau Ameristeel Corporation (the “Company”) shareholders and participating employees.  The Plan is part of the total compensation program, which includes base salary, annual bonus opportunity, benefits, and long-term incentive opportunities.

An important objective of the long-term incentive Plan is to ensure that management’s interests are congruent with those of Gerdau S.A.  When the Company prospers, shareholders profit, and participating employees will have an opportunity to accumulate additional awards.  The reasons for installing this Plan are to:

•                  share performance rewards with those most responsible,

•                  reward management’s leadership and dedication,

•                  enhance and encourage personal and corporate growth opportunities,

•                  recruit, develop and retain high-calibre talent, and

•                  maximize return on capital employed.

Plan Concept

The Plan is designed to reward employees with additional compensation based on how well the Company achieves its budgeted ROCE for the year and on how well the ADSs perform in the market.  Thus, an incentive is provided to management to increase the profits and performance of the Company.

Summary of Plan Terms

The following are some of the primary terms of the Plan.  The Plan is discussed in detail in the body of this document.  To the extent of any conflict between the provisions of this Summary and the provisions contained hereafter, the terms and conditions provided hereafter shall control.

Company	Gerdau Ameristeel Corporation.

ADS	American Depositary Share of Gerdau S.A. which represents a right to receive a preferred share of Gerdau S.A.

Plan	Gerdau Ameristeel Corporation Long-Term Incentive Plan.

Governance	Human Resources Committee of the Board of Directors of Gerdau S.A. or such other committee or person designated by the Board of Directors of Gerdau S.A. from time to time (the “Committee”).

Documents

This Plan document governs the Plan. Individual Award Agreements (including Option Agreements and SAR Agreements) will be issued to specify the rights of each Participant with respect to his or her Award.

Effective Date	The Plan is effective August 30, 2010.

Plan Year	January 1 to December 31.

Eligibility

Participants in the plan for a year (“Participants”) shall be determined at the discretion of the Committee on a year-by-year basis. Participation is determined by the person’s position in the Company. Persons eligible shall be those who constitute a select group of management or highly compensated employees.

Grant Frequency	Annually.

Awards

Amounts granted to Participants for a Plan Year (subject to vesting) based on the Company’s achievement with respect to its budgeted ROCE for the Plan Year and other factors (including a Participant’s Participation Level), subject to Committee review and approval. Awards are made as of the end of each Plan Year.

ROCE

ROCE, or Return on Capital Employed, is the percentage determined by dividing Net Operating Profit for a Plan Year by the average Capital Employed for the Plan Year (based on the average of the Capital Employed as of the end of each fiscal quarter during the Plan Year).

Capital Employed	The Company’s total stockholders’ equity (book equity), plus total debt and accrued interest, less cash and deferred financing fees.

Net Operating Profit

The Company’s net operating profits after taxes, determined in accordance with generally accepted accounting principles, which amount shall be equal to the Income from Operations plus the Earnings from Joint Venture lines on the Company’s Statement of Consolidated Income, less an implied 38% tax impact on the foregoing.

Participation Level	The percentage of a Participant’s Base Salary to be awarded to the Participant for achievement equalling the budgeted (target) ROCE for a Plan Year.

Base Salary

Except as provided below, a Participant’s base salary in effect on the last day of a Plan Year annualized. In the event that a Participant is not an active Participant in the Plan on the last day of the Plan Year as a result of a leave of absence or demotion, Base Salary shall mean the annualized base salary in effect on the date the Participant ceased active participation in the Plan.

Change in Participants

Participants may be added or removed from participation in the Plan during a Plan Year with no effect on other Participants. The added or removed Participants may participate on a pro-rata basis in Awards for the year as provided in this Plan.

Form of Payment	Cash, stock appreciation rights (“SARs”), and/or non-qualified stock options (“Options”). The Committee will make the determination of the form of payment at the time an Award is made.

Vesting

Awards generally vest incrementally over a period of four years, beginning on the first anniversary of the date of a cash Award or date of a grant of Options or SARs, as applicable. A Change in Control or termination of employment for normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), death or disability will result in earlier full or partial vesting for then unvested Awards.

Retirement

If a Participant’s employment is terminated by reason of normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), unvested Awards vest pro rata based on number of full months of employment during the restricted period for each Award. (The amount to be vested is calculated separately for each previously unvested Award, and equals the portion of the total vesting period worked, divided by the total vesting period.)

Death/Disability	Unvested Awards vest immediately.

Termination

Unvested Awards are forfeited if employment is terminated for reasons other than normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), death or disability. Termination shall be deemed to occur on the last day of the Participant’s active work and does not include any period of statutory or common law notice or deemed employment. Whether an authorized leave of absence or absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, whose determination shall be final and conclusive.

Change in Control	An event that constitutes a “change in control event” with respect to the Company as defined in Treasury Regulations Section 1.409A-3(i)(5) Unvested Awards vest in full upon a Change in Control.

Taxes

The amount to be paid with respect to any Cash Award or SAR will be reduced by any required income tax withholding and applicable employment taxes. Upon exercise of an Option, the Participant shall remit to the Company the amount of the required income tax withholding and applicable employment taxes.

Cash Award Valuation

The value of Cash Awards will be tied to changes in the value of the ADSs. A Participant receiving a Cash Award will be credited with Phantom Stock (based on the Fair Market Value of the ADSs as of the date of grant) at the time of grant. The value will be reflected in a bookkeeping Investment Account until such time as the Award is paid to a Participant or is forfeited.

Phantom Stock	Phantom Stock tracks the performance of the ADSs and their Fair Market Value. One share of Phantom Stock is an award of a notional, recordkeeping ADS.

Fair Market Value

For purposes of determining the number of shares of Phantom Stock, SARs and Options awarded under the Plan, the exercise price for any Options and the base price for any SARs awarded under the Plan, the amount of any Cash Award based on the price of the ADSs, or number of shares of Phantom Stock deemed to be purchased with any deemed dividend payable on Phantom Stock, Fair Market Value means the closing price of ADSs as reported on the New York Stock Exchange on the date of the Award or other calculation, as applicable, or if such stock is not traded on such exchange, such value as reported on any stock exchange on which such stock is traded, or if no such trading price is available, then the Fair Market Value shall be determined by the Committee in its sole discretion using a reasonable valuation method taking into consideration all available material information. For purposes of determining the dollar amount payable on a SARs Award based on the date the SARs Award is exercised, or the taxable amount related to the exercise of an Option Award, Fair Market Value means the price of the ADSs as reported on the New York Stock Exchange on the date and time of exercise rather than the closing price for such date (i.e. Fair Market Value shall be determined based upon the “real-time” price of the ADSs, or if such stock is not traded on such exchange, such value as reported on any stock exchange on which such stock is traded, or if no such trading price is available, then the Fair Market Value shall be determined by the Committee in its sole discretion using a reasonable valuation method taking into consideration all available material information.

Cash Award Payments

Payment of Cash Awards will be made automatically based on the value of the Participant’s Investment Account at the time of vesting as soon as practicable following the vesting of the Award (and in no event later than 60 days thereafter).

Options

Option Awards will be non-qualified stock options for ADSs that will be issued at an option price equal to the Fair Market Value the ADSs on the date of grant and that will vest in accordance with the same rules as Cash Awards. In general, Options will be exercisable for 10 years after the date of grant except in the case of termination of employment, in which event they must be exercised within 90 days to five years thereafter (depending on the nature of the termination).

SARs

Stock Appreciation Awards (“SARs”) will be based on the change in value of ADSs. They will be issued with a base price equal to the Fair Market Value of ADSs on the date of grant and will vest in accordance with the same rules as Cash Awards. In general, SARs will be exercisable for 10 years after the date of grant except in the case of termination of employment, in which event they must be exercised within 90 days to five years thereafter (depending on the nature of the termination). Payment for exercised, vested SARs will equal the amount by which the Fair Market Value of the ADSs on the date and time of exercise exceeds the Fair Market Value of the ADSs on the date of grant.

Plan Design and Administration

Plan

The Plan contained in this document is the Gerdau S.A. Long-Term Incentive Plan (the “Plan”).

Sponsor

The sponsor of the Plan is Gerdau S.A.  References in this Plan to financial results of the Company include the results of the Company and its subsidiaries and other entities that are included in the Company’s consolidated financial statements.

Governance

The Committee will be responsible for the administration and governance of the Plan.  The Committee may delegate authority for administering the program as it deems fit.  In carrying out its responsibilities and duties, the Committee may consult with the Board of Directors of Gerdau

S.A. (the “Board”), Company officers, legal and financial advisors to the Company and others, but nevertheless the Committee shall have the full authority to act, and the Committee’s determinations, interpretations and actions shall be final, conclusive and binding on all parties.

The Committee’s responsibilities, to be undertaken in its sole discretion, in administering the Plan include, but are not limited to:

At the beginning of the Plan Year, for such Plan Year, determine the specific Company (including subsidiaries and other affiliates) positions to be covered, Participation Level, Award sizes for achievement either below or above budgeted ROCE, and the minimum performance level required for any Award to be made.

At the end of the Plan Year, conduct a formal review and make a final determination on any adjustments to the individual Awards.

At the end of the Plan Year, determine how the Award is to be paid (whether in cash, SARs, Options or any combination thereof), and, if Options and/or SARs are to be issued, the number of Options and/SARs to be issued.

The Committee may interpret the provisions of the Plan during the Plan Year, and resolve discrepancies in this Plan document.

The Committee also may amend, modify, or terminate the Plan at any time.  For example, it may change grant frequency, vesting provisions, or treatment on termination of employment for future Awards, or end the Plan altogether.  However, once an Award is granted, no such amendment, modification, or termination, without the consent of the Participant (or his or her beneficiary in the case of death of the Participant) will reduce the right of a Participant (or beneficiary) to a payment or distribution in accordance with the provisions of the Plan and Individual Award Agreements already granted to participants.

It is understood and agreed that additional guidance will be issued by the Treasury Department and the Internal Revenue Service with respect to new Code Section 409A.  Accordingly, without limitation on the foregoing, the Committee reserves the right to amend the Plan, including with respect to outstanding Awards, without the consent of any Participant or any other person in order to conform the Plan provisions to the guidance provided under Code Section 409A, including assuring that the Plan is not subject to Section 409A.

Provided however that shareholder approval will be required for the following types of amendments: amendments to the number of ADSs issuable under the Plan, including an increase to a fixed maximum number of ADSs or a change from a fixed maximum number of ADSs to a fixed maximum percentage; any amendment to the Plan that increases the length of the period after an Option Blackout Period or an SAR Blackout Period (each as defined below and collectively a “Blackout Period”) during which Awards may be exercised; any amendment which would result in the exercise price for any Award granted under the Plan being lower than the fair market value of ADSs at the time the Award is granted (other than adjustments pursuant to the

“Equitable Adjustments” provisions of the Plan); any amendment which reduces the exercise price or purchase price of an Award (other than adjustments pursuant to the “Equitable Adjustments” provisions of the Plan); any amendment expanding the categories of Participants which would have the potential of broadening or increasing insider participation; any amendment extending the term of an Award held by an insider beyond its original expiry date except the automatic extension of the term of an Award that would otherwise expire during a Blackout Period (as defined below), as currently set out in the Plan; and amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange or the New York Stock Exchange).

As of January 1, 2008, the Internal Revenue Service has issued final regulations under Code Section 409A and instituted a transition period related to Code Section 409A. The Committee intends to administer the Plan to ensure that the Plan and all Awards under the Plan do not provide for the deferral of compensation, as defined in such final regulations, and thereby remain exempt from regulation under Section 409A.

Effective Date

The Plan is adopted on August 30, 2010 and shall apply to the Plan Year beginning January 1, 2010.

Plan Year

In general, the Plan Year is the Company’s fiscal year — January 1 to December 31.

Eligibility

Participation in the Plan is at the discretion of the Committee and is based on a person’s position within the Company, including subsidiaries and other affiliates.  Persons eligible shall be those who constitute a select group of management or highly compensated employees.

Partial Year Participation

If the employment of a Participant terminates during a Plan Year for any reason, including normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), disability or death, the Participant shall not be eligible to receive an Award for such Plan Year.  Termination shall be deemed to occur on the last day of the Participant’s active work and does not include any period of statutory or common law notice or deemed employment.

Participants who spend a portion of a Plan Year on an approved unpaid leave of absence or on a military leave of absence, and who remain employed on the last day of a Plan Year, will be entitled to a pro-rata Award based on a fraction, the numerator of which is the time of actual service during the Plan Year, not including the leave of absence, and the denominator of which is 365.

If a Participant is demoted to a position not covered by the Plan, the Participant will be entitled to an Award for the Plan Year based on time spent in the position covered by the Plan.  The Award shall be otherwise calculated as provided in the foregoing paragraph related to a leave of absence.

If an employee becomes a Participant during a Plan Year, the Award payable to such Participant for such Plan Year shall be calculated by multiplying the full year Award that would have been payable to him had he participated in the Plan for the full Plan Year by a fraction, the numerator of which is the number of days during the Plan Year in which the Participant participated in the Plan and the denominator of which is 365.

Participation in the Plan in More than One Employment Position

If as a result of a promotion, demotion or transfer, a Participant is employed in more than one position with the Company that is subject to an Award under the Plan, and consequently the Award target of the Participant is modified during a Plan Year, any Awards granted to the Participant under the Plan shall be pro rated based upon the days employed in each position.  For example, if in 2009 a Participant is employed for 200 days in Position 1 and 165 days in Position 2, the 2009 Award for the Participant will equal the Award amount for Position 1 (Base Salary multiplied by the Award target for Position 1 multiplied by 200/365) plus the Award amount for Position 2 (Base Salary multiplied by the Award target for Position 2 multiplied by 165/365).

Award Calculations

The Committee shall establish the parameters for Awards for each year.  These parameters shall include establishing the Company (including subsidiaries and other affiliates) positions to be covered for the year, the Participation Level for each position, the minimum performance level required for any Award to be made, and modifications to the Participation Level for achievement either below or above budgeted ROCE.

The Participation Level for a Participant is the percentage of the Participant’s Base Salary to be awarded to a Participant if the ROCE achieved by the Company for the Plan Year exactly equals the budgeted (target) ROCE for the year.  For these purposes, Base Salary is a Participant’s base salary in effect on the last day of a Plan Year annualized; provided, however, that in the event that the Participant is not an active Participant in the Plan on the last day of a Plan Year as a result of a leave of absence or demotion, Base Salary shall mean the Participant’s base salary in effect on the date that the Participant leaves active participation in the Plan.

ROCE, or Return on Capital Employed, is the percentage determined by dividing Net Operating Profit for a Plan Year by the average Capital Employed for the Plan Year (based on the average of the Capital Employed as of the end of each fiscal quarter during the Plan Year).  For these purposes, Net Operating Profit is the Company’s net operating profits after taxes, determined in accordance with generally accepted accounting principles, which amount shall be equal to the Income from Operations plus the Earnings from Joint Venture lines on the Company’s Statement of Consolidated Income, less an implied 38% tax impact on the foregoing; and Capital Employed Company’s total stockholders’ equity (book equity), plus total debt and accrued interest, less cash and deferred financing fees.

The Committee shall also determine how a Participant’s Participation Level is to be adjusted to reflect performance above or below the budgeted (target) ROCE for the Plan Year.  Unless further action is taken by the Committee to modify the following guidelines, which the Committee may do in its sole discretion, a minimum of 50% of the target Award for a Participant

(such target Award being equal to the Participant’s Participation Level for the year times the Participant’s Base Salary for the year) shall be awarded to each Participant if the minimum performance level is achieved; achievement of 80% of the budgeted ROCE shall be required in order for an Award to be made in excess of the minimum, and achievement of 120% or more of the budgeted ROCE shall result in an Award equal to 150% of the target Award for the Participant, which shall be the maximum Award; Awards for performance between 80% and 120% of budgeted ROCE shall be calculated on a straight-line basis.

Notwithstanding any other provision of the Plan, the Committee has the right at or following the conclusion of a Plan Year to decrease (including to zero) the Award otherwise awardable to a Participant.

Awards

Awards are to be made annually and are calculated as of the end of each Plan Year.  Awards shall be made after the conclusion of the Plan Year on the date set forth in the minutes or resolutions of the Committee.  The Award may be made in cash (a “Cash Award”), may be made by the granting of stock appreciation rights (“SARs”), may be made by the granting of non-qualified options for ADSs (“Options”), or may be made in any combination of the foregoing.  The Committee will make this determination at the time the Award is made.

Cash Awards

Vesting

Except as the Committee may otherwise provide at the time of the granting of an Award, Cash Awards generally will vest in 25% increments over four years, beginning on the date of the first anniversary of the date on which the Award is made.  For example, for an Award for performance in the Plan Year ending December 31, 2008 that is made on April 1, 2009, 25% of the Award will vest on April 1, 2010, 25% on April 1, 2011, 25% on April 1, 2012, and the remaining 25% on April 1, 2013.

In addition, Awards may vest earlier in whole or in part in the event of a Change in Control or termination of employment for normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), death or disability, as provided in more detail in this Plan.

Payment Schedule

Payment of each Cash Award, as adjusted in accordance with the valuation provisions related to the Investment Account set forth below, will be made in cash as soon as practicable, but in no event later than 60 days, after the date that a Cash Award vests, whether vesting is as a result of the normal four-year vesting schedule or as the result of a specified event.

Valuation

The value of Cash Awards will be tied to changes in the value of ADSs.  A Participant receiving a Cash Award will be credited with Phantom Stock (based on the Fair Market Value of the ADSs as of the date of grant) at the time of grant.  The initial value of the Award and changes therein will be reflected in a bookkeeping Investment Account until such time as the Award is paid to a Participant or is forfeited.

The number of shares of Phantom Stock credited to an Investment Account will equal the Cash Award amount divided by the Fair Market Value of one ADS on the date the Award is made.  The value of an Investment Account will fluctuate with the notional value of the Phantom Stock, which shall directly correlate to the Fair Market Value of the ADSs, and other economic events such as dividends and stock splits, until such time as the full Investment Account balance as of the final vesting date is distributed.  Accordingly, a Participant’s account will be credited with additional Phantom Stock based on any dividend amount paid, divided by the Fair Market Value of ADSs on the date of the dividend.  The Investment Account and Cash Awards may reflect fractional shares of Phantom Stock, as determined by the Committee.

On the date a Cash Award vests, the total value of the vested amount in the related Investment Account is taxable and participants are responsible for any applicable taxes.  The Company shall withhold applicable income and employment taxes from any cash payments otherwise due the Participant and remit the net cash payment to the Participant and the withheld taxes to the tax authorities.  Vested amounts remaining after payment of taxes shall be paid out in cash.

The value of any Cash Award that is to be distributed will be based on the Fair Market Value of the Phantom Stock and the value of the Investment Account on the date of vesting.

Termination of Employment

Upon separation from service for any reason other than normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), death, disability, or a Change in Control, Participants will receive only Cash Award amounts that have vested in the Plan.  Unvested Awards will be forfeited.

If a Participant terminates due to death or disability, all unvested Cash Award amounts vest immediately.  For these purposes, “disability” shall have the meaning set forth in Treasury Regulations Section 1.409A-3(i)(4).

If a Participant terminates due to normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Participant is also a participant in such Retirement Plan), he or she will vest pro rata (based on the number of full months during the restricted period for each Cash Award) in his or her then unvested Cash Award amounts.  This calculation is made separately for each previously unvested portion, and equals the portion of the total vesting period worked, divided by the total vesting period.  For example, assume a Participant retires on May 10, 2009 and has $90,000 remaining credited to his or her Investment Account from an original Cash Award on April 1, 2008 for 2007 performance of $120,000 (assume no Cash Award for 2008 performance and that the other $30,000 vested on April 1, 2009 and has been paid out).  Thus, if the Participant had not retired but had remained in the employment of his or her employer, 25% of the Award or $30,000 (assuming a static stock value), would vest as of each of April 1, 2010, April 1, 2011, and April 1, 2012.  Upon retirement, the Participant will vest in 13/24 of the $30,000 that would have otherwise vested in 2010, 13/36 of the $30,000 that would have otherwise vested in 2011, and 13/48 of the $30,000 that would have otherwise vested in 2012.

Change in Control

Upon a Change in Control, all unvested Cash Awards shall vest immediately.  For purposes of the Plan, a Change in Control is an event that constitutes a “change in control event” with respect to the Company as defined in Treasury Regulations Section 1.409A-3(i)(5).

Taxes

The amount to be paid with respect to any Cash Award will be reduced by any required income tax withholding and applicable employment taxes.

Non-Transferable

Cash Awards made under the Plan are non-transferable other than by will or under the laws of descent and distribution.

Designation of Beneficiary

Participants may designate a beneficiary or beneficiaries to receive any Cash Award payments due under the Plan or held in an Investment Account in the event of death while participating in the Plan.  A Designation of Beneficiary form must be completed and filed with the Company, or the Participant’s estate will be deemed to be the beneficiary of any payments otherwise due to the Participant.

Options

General

As indicated previously, an Award may be (in whole or in part) in the form of non-qualified stock options (“Options”) for ADSs.  Gerdau S.A. has reserved 4,795,636 ADSs for issuance upon the exercise of Options.  The number of ADSs reserved for issuance upon the exercise of Options may not be increased except with shareholder approval.  Awards of Options must comply with Company guidelines that (a) 2% of the ADSs are available for issuance to insiders and (b) no more than 2% of the ADSs may be issued to any one person or corporation.

Grant of Options

The number of ADSs that may be purchased with Options granted to an Optionee will equal (1) the amount of the Option portion of an Award divided by (2) the value of an Option to purchase one ADR at the applicable exercise price, as determined in the sole discretion of the Committee by using the Black-Scholes methodology or another appropriate valuation methodology.  The Committee shall have the sole discretion to interpret the foregoing sentence and calculate the number of Options granted thereunder.  Options will be granted only for whole ADSs, and any fractional amount will be disregarded.  The date the Award is made shall be the date of grant of the Options.  The exercise price of an Option shall not be less than the Fair Market Value of the ADSs at the date of the grant.

The person to whom an Option is granted is sometimes referred to in this document as an “Optionee.”

Upon the granting of any Option, the Committee shall promptly cause the Optionee to be notified of the fact that such Option was granted.

Award Agreements

Any Option granted shall be authorized by the Committee in accordance with the terms of this Plan and shall be evidenced by an Award Agreement, which Agreements shall comply with and be subject to the terms and conditions hereinafter specified.  Each Award Agreement for Options shall state the number of ADSs to which it pertains and the exercise price per ADSs.

Term

To the extent not previously exercised, Options shall be exercisable, in whole or in part, at any time after they have become vested, but not later than the expiration date of the Option.  The Committee shall determine the expiration date of the Option at the time of the grant of the Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date it is granted.  Notwithstanding the foregoing, if an Option would otherwise expire during a period imposed by Gerdau S.A. during which the holder is not permitted to exercise an Option in respect of the ADSs (which includes, but is not limited to, a period during which the holder has material undisclosed information) (other than any period during which a regulator has halted trading in the Company’s ADSs) (an “Option Blackout Period”), the term of such Option shall automatically be extended until 10 days after the end of the Option Blackout Period.

Vesting

Except as the Committee may otherwise provide at the time of the granting of an Award, Options generally will vest in 25% increments over four years, beginning on the date of the first anniversary of the date of the grant of the Options.  For example, for an Option granted for performance in the Plan Year ending December 31, 2008, if the date of the grant of the Option is April 1, 2009, 25% of the Options will vest on April 1, 2010, 25% on April 1, 2011, 25% on April 1, 2012, and the remaining 25% on April 1, 2013.

Notwithstanding the foregoing, an Optionee shall become (1) 100% vested in any unexercised Option upon the Optionee’s termination of employment by reason of his or her death or disability, (2) 100% vested in any unexercised Option in the event of a Change in Control, and (3) pro-rata vested in any unexercised Option upon his or her termination of employment due to normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Optionee is a participant in such Retirement Plan), all as provided below.

When it deems special circumstances to exist, the Committee in its discretion may accelerate the time at which an Option may be exercised if, under previously established exercise terms, such Option was not immediately exercisable in full, even if the acceleration would permit the Option to be exercised more rapidly than the vesting set forth above, or as otherwise specified by the Committee, would permit.

Method of Exercise

An Optionee may exercise an Option during such time as may be permitted by the Option and this Plan by providing written or electronic notice to the person or firm, which may be a third-party administrator, designated by the Committee, tendering the purchase price for the ADSs in accordance with the provisions set forth below and complying with any other exercise requirements contained in the Option or promulgated from time to time by the Committee or its delegate.  Options may be exercised only for full ADSs; fractional ADSs will be disregarded.

Method of Payment and Related Taxes

Payment of the option price upon the exercise of the Option shall be (a) in Canadian (using the rate of exchange on the day of exercise) or United States dollars in cash or by check, bank draft or money order payable to the order of the Company; (b) in the discretion of and in the manner determined by the Committee, by the delivery of ADSs already owned by the Optionee; (c) by any other legally permissible means acceptable to the Committee at the time of grant of the Option (including cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable legal restrictions); or (d) in the discretion of the Committee, through a combination of (a), (b) and (c).  Upon exercise of an Option, the Participant shall pay to the Company the amount of the required income tax withholding and applicable employment taxes in a manner permitted under subsections (a) or (b) in this paragraph, or a combination of (a) and (b).

Termination of Employment

Upon an Optionee’s separation from service for any reason other than death, disability, or normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Optionee is a participant in such Retirement Plan), all unvested Options will be forfeited.

If an Optionee’s employment terminates due to death or disability, all of his or her unvested Options will vest immediately.  For these purposes, “disability” shall have the meaning set forth in Treasury Regulations Section 1.409A-3(i)(4).

If an Optionee’s employment terminates due to normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Optionee is a participant in such Retirement Plan), his or her unvested Options will vest pro rata (based on the number of full months during the restricted period for each Option).  This calculation is made separately for each unvested Option, and equals the portion of the total vesting period worked, divided by the total vesting period.  For example, assume an Optionee retires on May 10, 2009 and holds 900 unvested Options from an Award of Options on April 1, 2008 for 2007 performance for 1,200 ADSs (assume no Award for 2008 performance and that the other 300 Options vested on April 1, 2009).  Thus, if the Optionee had not retired but had remained in the employment of his or her employer, 25% of the Options originally granted, or 300 ADSs, would vest as of each of April 1, 2010, April 1, 2011, and April 1, 2012.  Upon retirement, the Optionee will vest in 13/24 of the 300 Options that would have otherwise vested in 2010, 13/36 of the 300 Options that would have otherwise vested in 2011, and 13/48 of the 300 Options that would have otherwise vested in 2012.

In the event that an Optionee separates from service, subject to the conditions that no Option shall be exercisable after its expiration date, such Optionee shall have the right to exercise the Option at any time within ninety (90) days after such termination of employment to the extent his or her right to exercise the Option was vested at the date of such termination and had not previously been exercised; provided, that such ninety (90) day limit shall be increased to one (1)

year if such termination was due to the death or disability of the Optionee or if the Optionee dies during the ninety (90) day period after termination and shall be increased to five (5) years if such separation was due to the normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the Optionee is a participant in such Retirement Plan) of the Optionee.  In the event of the death of the Optionee, any Option eligible for exercise may be exercised within such extended time limit by the personal representative of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance.  Whether an authorized leave of absence or absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, whose determination shall be final and conclusive.

Change in Control

A Change in Control is defined for these purposes in the same manner as it is for Cash Awards.  All of an Optionee’s unvested Options at the date of a Change in Control shall become 100% vested at that time.

Non-Transferable

Unless the Committee provides otherwise at the time of grant, Options granted under the Plan are non-transferable other than by will or under the laws of descent and distribution.  During the lifetime of the Optionee, an Option shall be exercisable only by him or her and shall not be assignable or transferable, and no other person shall acquire any rights therein.

Delivery of Certificates

As soon as practicable after the exercise of an Option, the Company shall deliver or cause to be delivered to the Optionee (or, if permitted, other holder) exercising the Option a certificate or certificates representing the ADSs purchased upon the exercise.  Such certificates will be registered in the name of the Optionee (or, if permitted, other holder) exercising the Option.

Rights as a Shareholder

An Optionee shall have no rights as a shareholder with respect to any ADSs covered by his or her Option until the date on which he or she becomes a record owner of the ADSs purchased upon the exercise of the Option (the “record ownership date”).  Except as otherwise expressly provided in this Plan, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.

Modification, Extension or Renewal of Options

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised).  The Committee shall not, however, modify any outstanding Option so as to specify a lower option price or accept the surrender of outstanding Options and authorize the granting of new Options in substitution therefor specifying a lower option price, extend the term of any Option beyond ten (10) years (except the extension provided under the Plan for Options that would expire during an Option Blackout Period), or take any action that would cause the Options to fail to remain exempt from the provisions of Code Section 409A.  Moreover, no modification of an Option shall, without the consent of the Optionee, materially and adversely alter or impair any of the rights or obligations under any Option theretofore granted under the Plan.

Listing and Registration of ADSs

Each Option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the ADSs covered thereby upon any securities exchange or under any state or federal laws, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of ADSs thereunder, such Option may not be exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  Notwithstanding anything in the Plan to the contrary, if the provisions of this paragraph become operative, and if, as a result thereof, the exercise of an Option is delayed, then and in that event, the term of the Option shall not be affected.

Other Provisions

The Award Agreements relating to Options granted under the Plan shall contain such other provisions not inconsistent with the specific provisions of this Plan, including, without limitation, restrictions upon the exercise of the Options, as the Committee shall deem advisable, but only to the extent that any such other provision does not cause the Options or this Plan to become subject to the provisions of Code Section 409A.

Equitable Adjustments

Notwithstanding the foregoing, in the event of a stock split (where the number of outstanding ADSs is increased by at least 25%) or other similar division or consolidation of such securities, or in the event of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of securities or any similar change affecting ADSs, the number and type of securities that remain available for Options under the Plan, the number and type of securities covered by each outstanding Option and the exercise price per ADS for each outstanding Option shall be proportionately and appropriately adjusted for any such change.  To the extent that the foregoing adjustments related to stock or securities of Gerdau S.A. occur, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive; provided, however, that no Option shall be adjusted in a manner that causes such Option, or this Plan, to become subject to the requirements of Code Section 409A.

Stock Appreciation Rights

General

As indicated previously, an Award may be (in whole or in part) in the form of stock appreciation rights (“SARs”).

Grant of SARs

The number of ADSs underlying the SARs granted to a SAR Recipient will equal (1) the amount of the SAR portion of an Award divided by (2) the value of a SAR covering one ADS at the applicable base price on the date of the grant, as determined in the sole discretion of the Committee by using the Black-Scholes methodology or another appropriate valuation methodology.  The Committee shall have the sole discretion to interpret the foregoing sentence and calculate the number of SARs granted thereunder.  SARs will be granted only for whole ADSs, and any fractional amount will be disregarded.  The date the Award is made shall be the date of grant of the SARs.  The base price of a SAR shall not be less than the Fair Market Value of the ADSs at the date of the grant.

The person to whom a SAR is granted is sometimes referred to in this document as a “SAR Recipient.”

Upon the granting of any SAR, the Committee shall promptly cause the SAR Recipient to be notified of the fact that such SAR was granted.

SAR Certificates

Any SAR granted shall be authorized by the Committee in accordance with the terms of this Plan and shall be evidenced by an Award Agreement, which Agreements shall comply with and be subject to the terms and conditions hereinafter specified.  Each Award Agreement for a SAR shall state the number of SARs to which it pertains as well as the exercise price of each SAR.

Term

To the extent not previously exercised, SARs shall be exercisable, in whole or in part, at any time after they have become vested, but not later than the expiration date of the SAR.  The Committee shall determine the expiration date of the SAR at the time of the grant of the SAR; provided, however, that no SAR shall be exercisable after the expiration of ten (10) years from the date it is granted.  Notwithstanding the foregoing, if a SAR would otherwise expire during a period imposed by Gerdau S.A. during which the holder is not permitted to exercise an SAR in respect of the ADRs (which includes, but is not limited to, any period during which the holder has material undisclosed information) (other than any period during which a regulator has halted trading in the Company’s ADSs) (“a SAR Blackout Period”), the term of such SAR shall automatically be extended until 10 days after the end of the SAR Blackout Period.

Vesting

Except as the Committee may otherwise provide at the time of the granting of an Award, SARs generally will vest in 25% increments over four years, beginning on the date of the first anniversary of the date of the grant of the SARs.  For example, for SARs granted for performance in the Plan Year ending December 31, 2008, if the date of the grant of the SARs is April 1, 2009, 25% of the SARs will vest on April 1, 2010, 25% on April 1, 2011, 25% on April 1, 2012, and the remaining 25% on April 1, 2013.

Notwithstanding the foregoing, a SAR Recipient shall become (1) 100% vested in any unexercised SAR upon the SAR Recipient’s termination of employment by reason of his or her death or disability, (2) 100% vested in any unexercised SAR in the event of a Change in Control, and (3) pro-rata vested in any unexercised SAR upon his or her termination of employment due to normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the SAR Recipient is a participant in such Retirement Plan), all as provided below.

When it deems special circumstances to exist, the Committee in its discretion may accelerate the time at which a SAR may be exercised if, under previously established exercise terms, such SAR was not immediately exercisable in full, even if the acceleration would permit the SAR to be exercised more rapidly than the vesting set forth above, or as otherwise specified by the Committee, would permit.

Method of Exercise

A SAR Recipient may exercise a SAR during such time as may be permitted by the SAR and this Plan by providing written or electronic notice to the person or firm, which may be a third-party administrator, designated by the Committee, and complying with any other exercise requirements contained in the SAR or promulgated from time to time by the Committee or its delegate.  SARs may be exercised only for full ADSs; fractional ADSs will be disregarded.

Method of Payment

Payment of the amount due the SAR Recipient upon the exercise of a SAR shall be equal to the amount by which the Fair Market Value of the underlying ADSs on the date of exercise exceeds the Fair Market Value of such ADSs on the date of grant.  Payment shall be made in Canadian (using the rate of exchange on the day of exercise) or United States dollars in cash or by check.

Termination of Employment

Upon a SAR Recipient’s separation from service for any reason other than death, disability, or normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the SAR Recipient is a participant in such Retirement Plan), all unvested SARs will be forfeited.

If a SAR Recipient’ employment terminates due to death or disability, all of his or her unvested SARs will vest immediately.  For these purposes, “disability” shall have the meaning set forth in Treasury Regulations Section 1.409A-3(i)(4).

If SAR Recipient’s employment terminates due to normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the SAR Recipient is a participant in such Retirement Plan), his or her unvested SARs will vest pro rata (based on the number of full months during the restricted period for each SAR).  This calculation is made separately for each unvested SAR, and equals the portion of the total vesting period worked, divided by the total vesting period.  For example, assume a SAR Recipient retires on May 10, 2009 and holds 900 unvested SARs from an Award on April 1, 2008 for 2007 performance of 1,200 SARs (assume no Award for 2008 performance and that the other 300 SARs vested on April 1, 2009).  Thus, if the SAR Recipient had not retired but had remained in the employment of his or her employer, 25% of the SARs originally granted, or 300 SARs, would vest as of each of April 1, 2010, April 1, 2011, and April 1, 2012.  Upon retirement, the SAR Recipient will vest in 13/24 of the 300 SARs that would have otherwise vested in 2010, 13/36 of the 300 SARs that would have otherwise vested in 2011, and 13/48 of the 300 SARs that would have otherwise vested in 2012.

In the event that a SAR Recipient separates from service, subject to the conditions that no SAR shall be exercisable after its expiration date, such SAR Recipient shall have the right to exercise the SARs at any time within ninety (90) days after such termination of employment to the extent his or her right to exercise the SAR was vested at the date of such termination and had not previously been exercised; provided, that such ninety (90) day limit shall be increased to one (1) year if such termination was due to the death or disability of the SAR Recipient or if the SAR Recipient dies within the ninety (90) day period after termination and shall be increased to five (5) years if such termination was due to the normal or early retirement (as such terms are defined under Gerdau Ameristeel US Inc.’s qualified Retirement Plan, whether or not the SAR Recipient is a participant in such Retirement Plan) of the SAR Recipient.  In the event of the event of death of the SAR Recipient, any SARs eligible for exercise may be exercised within such extended time limit by the personal representative of the SAR Recipient or by any person or persons who shall have acquired the SAR directly from the SAR Recipient by bequest or inheritance.  Whether an authorized leave of absence or absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, whose determination shall be final and conclusive.

Change in Control

A Change in Control is defined for these purposes in the same manner as it is for Cash Awards.  All of a SAR Recipient’s unvested SARs at the date of a Change in Control shall become 100% vested at that time.

Taxes

Upon exercise of the SAR, the SAR Recipient shall become responsible for any applicable taxes.  The amount to be paid upon the exercise of a SAR will be reduced by any required income tax withholding and applicable employment taxes and the Company shall make a net cash payment to the Participant and remit the withheld taxes to the tax authorities.

Non-Transferable

Unless the Committee provides otherwise at the time of grant, SARs granted under the Plan are non-transferable other than by will or under the laws of descent and distribution.  During the lifetime of a SAR Recipient, a SAR shall be exercisable only by him or her and shall not be assignable or transferable, and no other person shall acquire any rights therein.

No Rights as a Shareholder

A SAR Recipient shall have no rights as a shareholder with respect to any SARs.

Modification, Extension or Renewal of SARs

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify outstanding SARs granted under the Plan, or accept the surrender of outstanding SARs (to the extent not theretofore exercised) and authorize the granting of new SARs in substitution therefor (to the extent not theretofore exercised).  The Committee shall not, however, modify any outstanding SARs so as to specify a lower base price or a different measure of the amount to be paid, extend the term of any SAR beyond ten (10) years (except the extension period provided under the Plan for SARs that would expire during a SAR Blackout Period), or take any action that would cause the SARS to fail to remain exempt from the provisions of Code Section 409A.

Moreover, no modification of a SAR shall, without the consent of the SAR Recipient, materially and adversely alter or impair any of the rights or obligations under any SAR theretofore granted under the Plan.

Other Provisions

The Award Agreement relating to SARs authorized under the Plan shall contain such other provisions not inconsistent with specific provisions of this Plan, including, without limitation, restrictions upon the exercise of the SARs, as the Committee shall deem advisable, but only to the extent that any such other provision does not cause the SARs or this Plan to become subject to the provisions of Code Section 409A.

Equitable Adjustments

Notwithstanding the foregoing, in the event of a stock split (where the number of outstanding ADSs is increased by at least 25%) or other similar division or consolidation of such securities, or in the event of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of securities or any similar change affecting ADSs, the number and type of securities covered by each outstanding SAR and the base price for each outstanding SAR shall be proportionately and appropriately adjusted for any such change.  To the extent that the foregoing adjustments related to stock or securities of Gerdau S.A. occur, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive; provided, however, that no SAR shall be adjusted in a manner that causes such SAR, or this Plan, to become subject to the requirements of Code Section 409A.

Employment

Nothing in this Plan or any related material shall give a Participant the right to continued employment by the Company or its affiliates, or interfere with or limit in any way the Company’s right to terminate a Participant’s employment, with or without cause, at any time.

Limited Liability

In administering the Plan, neither the Company nor any officer, director or employee thereof, nor the Committee nor any member thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan, provided that the foregoing shall not relieve any person of liability for action or inaction that constitutes gross negligence, fraud or bad faith.  The Company and its officers, directors and employees, and the Committee and its members, shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Committee or the Company in good faith.

Assets Property of Company

All amounts determined under this Plan that have not been paid to Participants shall remain the property of the Company and shall be subject to exclusive use by the Company.  No trust shall be established for such funds, and no person shall have any fiduciary responsibility to Participants or their beneficiaries to hold these funds apart from the general assets of the Company.  All amounts held under this Plan shall remain fully subject to claims of the Company’s creditors until such amounts are distributed to the Participants.